Exhibit 99.1

Contact:	Geoffrey Buscher SBG Investor Relations 508-532-1790 IR@xerium.com

XERIUM TECHNOLOGIES RECEIVES OVERWHELMING SUPPORT

FROM LENDERS FOR PLAN TO REDUCE APPROXIMATELY $150 MILLION IN DEBT

Operations to Continue as Usual

Company Files Papers to Assure Customers, Employees, and Suppliers are not Impacted

RALEIGH, N.C., March 30, 2010 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and rolls used primarily in the paper production process, today announced that it has received overwhelming support from its lenders for a restructuring plan to reduce the Company’s debt by approximately $150 million and significantly strengthen its long-term financial health. The Company will implement the “pre-packaged” plan of reorganization with court assistance under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware.

The Company will operate as usual during the court process, which is anticipated to be concluded in 30 to 60 days. The restructuring involves Xerium’s companies located in the United States, Canada, Austria and its non-operating holding companies in Italy and Germany. The Company’s operating entities in Europe, Asia, South America, Italy, and Germany are not part of the court process or the restructuring.

“We are delighted to receive such overwhelming support from our lenders, which allows us to quickly move forward with our pre-packaged restructuring plan,” commented Stephen R. Light, Xerium’s Chairman, CEO and President. “This is a major accomplishment for the Company that will enable us to continue implementing our three-part operating strategy; reducing our debt load, introducing new products that our customers value and maximizing the contribution of our employees.”

“As a result of the restructuring, the Company will be well positioned to compete successfully in our served markets,” said Mr. Light. “The restructuring will allow the company to remain focused on our primary goals, manufacturing and supplying the best products possible to our global customers.”

The filing is not intended to impact employees, suppliers or customers. As part of its initial filings, the Company filed motions seeking assurances from the court that employees will continue to receive their usual pay and benefits on an uninterrupted basis, customers receive goods as they normally would, and suppliers will receive all amounts owed to them both before and after the filing in the normal course of business. Additionally, to assure its liquidity during the restructuring process, the Company has secured a commitment from its lenders for an $80 million term and revolving credit facility and has filed motions seeking the Court’s approval of the financing.

Among other things, the pre-packaged plan provides that approximately $620 million of existing debt would be exchanged for approximately $10 million in cash, $410 million in new terms loans maturing in 2015, and approximately 82.6% of the common stock of the Company. Existing shareholders would retain a meaningful minority equity ownership of the Company of approximately 17.4% of the common stock and receive four year warrants to purchase up to an additional 10% of the common stock. In addition, the Company would enter into a new revolving loan of up to $20 million and a term loan of $60 million. The implementation of the pre-packaged plan is dependent upon a number of factors, including final documentation, the approval of a disclosure statement and confirmation of the plan in accordance with the provisions of the Bankruptcy Code.

The Company expects that the NYSE will continue the listing of its common stock in light of the expected meaningful continuing equity value to be received by current common equity holders and the anticipated accelerated path to emergence facilitated by a pre-packaged Chapter 11 filing. However, the continued listing will be subject to ongoing reassessment by the staff of NYSE Regulation, Inc. based on current information and circumstances. Separately, the Company is operating under an NYSE-approved plan to address quantitative non-compliance with certain continued listing requirements. If the proposed restructuring is successfully completed, the Company expects that its quantitative non-compliance would also be addressed within the timeframes required under NYSE rules.

Parties who have additional questions regarding Xerium’s Chapter 11 filing may contact the Company’s Information Hotline at 888-369-8914. All media inquiries should be referred to Geoffrey Buscher at 1-508-532-1790, or email IR@xerium.com.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 32 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,300 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceedings; (2) court rulings in the Chapter 11 case, including whether the court approves the Company’s pre-packaged plan; (3) the possibility of delays in the Chapter 11 proceedings; (4) the Company’s ability to enter into the debtor-in-possession financing; (5) the potential adverse impact of any restructuring and the Chapter 11 filing on our business, results of operations, financial condition and liquidity; (6) the Company’s ability to achieve compliance with NYSE continued listing standards or otherwise maintain its NYSE listing status; (7) management of cash resources; (8) restrictions imposed by, and as a result of, the Company’s substantial leverage; (9) the Company’s ability to obtain and maintain normal terms with customers, suppliers and service providers and to retain key executives, managers and employees; (10) the effects of the global economic crisis and associated unpredictable market conditions; (11) the rate of market improvement in the industry occurring slower than expected; and (12) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2009, and our subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to the current economic downturn and our credit issues, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

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